UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2013 (June 28, 2013)

CHESAPEAKE ENERGY CORPORATION

(Exact name of Registrant as specified in its Charter)

Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

6100 North Western Avenue, Oklahoma City, Oklahoma	73118
(Address of principal executive offices)	(Zip Code)

(405) 848-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, the Compensation Committee of the Board of Directors of Chesapeake Energy Corporation (the “Company”) awarded Douglas J. Jacobson, the Company’s Executive Vice President – Acquisitions and Divestitures, a special, one-time cash bonus of $1.5 million in consideration of Mr. Jacobson’s efforts with regard to the Mississippi Lime joint venture transaction described under Item 8.01 of this Current Report on Form 8-K.

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On July 1, 2013, the Company issued a press release announcing the date that it will issue its 2013 second quarter operational update and financial results. The press release also provided information for accessing the related conference call. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On July 3, 2013, the Company issued a press release announcing that the Company has entered into agreements with EXCO Operating Company, LP (“EXCO”), a subsidiary of EXCO Resources, Inc., which provide for the sale to EXCO of assets in the northern Eagle Ford Shale and Haynesville Shale. A copy of this press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Section 8 – Other Events

Item 8.01 Other Events.

On June 28, 2013, pursuant to the third amendment, dated September 25, 2012 (the “Amendment”), to the Eighth Amended and Restated Credit Agreement, dated as of December 2, 2010 (as amended, the “Credit Agreement”), among Chesapeake Exploration, L.L.C., Chesapeake Appalachia, L.L.C. and Chesapeake Louisiana, L.P., as Borrowers, the Company, Union Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, The Royal Bank of Scotland plc and BNP Paribas, as Co-Syndication Agents, Credit Agricole Corporate and Investment Bank, as Documentation Agent, and the several lenders party thereto, the Company exercised its option to terminate the Amendment Effective Period (as defined in the Amendment). The termination of the Amendment Effective Period, among other things:

(i)	reinstated the indebtedness to EBITDA ratio of 4.00 to 1.00, which was in effect prior to the Amendment;

(ii)	removed the requirement that the Company maintain additional collateral for borrowings under the Credit Agreement;

(iii)	removed the 0.25% increase in the applicable margin for borrowings that exceed 50% of the Credit Agreement borrowing capacity; and

(iv)	eliminated the obligation of the Company to pay an aggregate $2 million fee to its lenders on June 30, 2013.

The full text of the Amendment was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 1, 2012.

On June 28, 2013, the Company completed its Mississippi Lime joint venture with Sinopec International Petroleum Exploration and Production Corporation, which provided for the sale of a 50% undivided interest in approximately 850,000 net acres in northern Oklahoma for total consideration of $1.02 billion in cash, of which approximately 93% was received upon closing. Payment of the remaining proceeds will be subject to customary post-closing contingencies. On July 1, 2013, the Company issued a press release announcing the closing. A copy of this press release is attached as Exhibit 99.3 to this Current Report on Form 8-K.

On July 2, 2013, the Company entered into agreements with EXCO providing for the sale of approximately 55,000 net acres in the northern Eagle Ford Shale and approximately 9,600 net acres in the Haynesville Shale for aggregate proceeds of approximately $1.0 billion, of which approximately 90% will be received upon closing. Payment of the remaining proceeds will be subject to customary post-closing contingencies. The transactions are subject to certain closing conditions.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. See "Exhibit Index" attached to this Current Report on Form 8-K, which is incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ JENNIFER M. GRIGSBY
Jennifer M. Grigsby Senior Vice President, Treasurer and Corporate Secretary

Date:           July 8, 2013

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Chesapeake Energy Corporation press release dated July 1, 2013 – 2013 second quarter operational update and financial results release date

99.2	Chesapeake Energy Corporation press release dated July 3, 2013 – Sale of northern Eagle Ford and Haynesville Shale assets

99.3	Chesapeake Energy Corporation press release dated July 1, 2013 – Closing of Mississippi Lime joint venture